Exhibit 99.2
SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF NEP OPCO
The following is a summary of the amendments to the First Amended and Restated Agreement of Limited Partnership of NEP OpCo (the “Original NEP OpCo Partnership Agreement”). The Second Amended and Restated Agreement of Limited Partnership of NEP OpCo (the “NEP OpCo Partnership Agreement”) is included as an exhibit to this Form 8-K.
Board of Directors and Conflicts Committee
References to the board of directors of the general partner of NEP are replaced with references to the Board. References to the conflicts committee of the board of directors of the general partner of NEP are replaced with references to the conflicts committee of the Board.
Purpose
Under the NEP OpCo Partnership Agreement, without the prior written consent of the general partner of NEP, which will be granted or withheld in its sole discretion, NEP OpCo and its subsidiaries generally will not have any power or authority to solicit, review, respond to or otherwise participate in certain activities or lines of business.
State Tax Incentives
Under the NEP OpCo Partnership Agreement, the general partner of NEP OpCo (at the direction of the Manager) will have the discretion to allocate any state tax incentives up to 100% to any limited partner, so long as the allocation does not have a material adverse effect on NEP OpCo or any class of unitholders of NEP OpCo.
Federal Tax Allocation Method
The Original NEP OpCo Partnership Agreement requires the general partner of NEP OpCo to use a specific method set forth in the United States Treasury regulations promulgated under the Internal Revenue Code of 1986, as amended (the “Treasury Regulations”) for allocating items of income, gain, loss, depreciation, amortization and cost recovery deductions among the partners of NEP OpCo, for federal income tax purposes, in order to eliminate book-tax disparities. The Treasury Regulations, however, set forth several different methods for allocating items for such purposes, and the general partner of NEP OpCo will ask the conflicts committee of the Board to approve the deletion of the provision of the Original NEP OpCo Partnership Agreement limiting the general partner of NEP OpCo to the use of only one of the specified methods (the “Tax Allocation Change”). The use of one of the other methods could materially affect the amount and timing of items of income, gain, loss, depreciation, amortization and cost recovery deductions allocated to NEP for federal income tax purposes and could cause NEP to become subject to federal income tax sooner than otherwise expected. If the conflicts committee does not approve the Tax Allocation Change, the provision of the Original NEP OpCo Partnership Agreement will not be amended.
Consent of NEP General Partner
Consent of the general partner of NEP is required for the following actions:

•	a sale of all or substantially all of the assets of NEP OpCo and its subsidiaries;

•	the merger, consolidation or conversion of NEP OpCo or any of its subsidiaries;

•	dissolution of NEP OpCo or any of its subsidiaries;

•	NEP OpCo’s participation in certain activities or lines of business;

•	any amendment of the NEP OpCo Partnership Agreement; and

•	transfer of the general partner interest of the general partner of NEP OpCo to any person.

Direction of the Manager
Under the NEP OpCo Partnership Agreement, the Manager directs the following actions of the general partner of NEP OpCo:

•
any determination to be made by the general partner of NEP OpCo relating to certain tax matters, so long as such determination would not materially adversely affect any class of unitholders of NEP OpCo;

•
any restriction to be imposed with respect to any class of units of NEP OpCo by the general partner of NEP OpCo, if it receives written advice of counsel that such restrictions are necessary or advisable to (i) avoid a significant risk of NEP OpCo’s becoming taxable as a corporation or otherwise becoming taxable as an entity for federal income tax purposes (to the extent not already so treated or taxed) or (ii) preserve the uniformity of the limited partner interests of NEP OpCo, so long as such restriction would not materially adversely affect NEP OpCo unitholders of such class; and

•
any determination to be effected with respect to any class of units of NEP OpCo by the general partner of NEP OpCo relating to the allocations of NEP OpCo’s items of income, gain, loss, deduction and credit for either capital account or tax purposes, so long as the determination does not result in any materially adverse effect on the NEP OpCo unitholders of the applicable class in tax years starting on or after January 1, 2018.

Establishment of OpCo Preferred Units
In connection with each sale of Preferred Units, NEP will contribute the proceeds from the sale to NEP OpCo in exchange for an equivalent number of a new series of NEP OpCo Preferred Units with economically equivalent rights to the Preferred Units (“OpCo Preferred Units”). The NEP OpCo Partnership Agreement will provide for the rights and preferences of the OpCo Preferred Units. The OpCo Preferred Units will have voting rights that are identical to the voting rights of NEP OpCo’s common units and will vote with NEP OpCo’s common units as a single class, so that each OpCo Preferred Unit will be entitled to one vote for each NEP OpCo’s common unit into which such OpCo Preferred Unit would be convertible at the then applicable conversion rate (regardless of whether the OpCo Preferred Units are then convertible) on each matter with respect to which each holder of NEP OpCo’s common units is entitled to vote. See “Partnership Agreement-Part Three: The Series A Preferred Units” above.
Amendment of the NEP OpCo Partnership Agreement
The general partner of NEP OpCo, without the approval of any other partner of NEP OpCo, may amend any provision of the NEP OpCo Partnership Agreement in such manner as the Board determines to be necessary or appropriate to prevent the consolidation of the financial results of NEP OpCo and its subsidiaries with those of NEE and its subsidiaries (other than NEP and its subsidiaries) under U.S. GAAP, so long as such amendment is not materially adverse to NEP OpCo or any class of unitholders of NEP OpCo.
In addition, the general partner of NEP OpCo, without the approval of any other partner of NEP OpCo, may amend any provision of the NEP OpCo Partnership Agreement in connection with such changes to the ownership structure of NEP OpCo’s common units held by the general partner of NEP OpCo or its affiliates as determined by the general partner of NEP to be required to avoid adverse tax consequences resulting from changes to tax laws, so long as such amendment is not materially adverse to NEP OpCo or any class of unitholders of NEP OpCo.

2